FOR IMMEDIATE RELEASE:              CONTACT:       For Media - Heather Geisler
                                                   January 10, 2005 212.515.1965
                                                       For Investors - Ken Czaja
                                                                    925.941.6260


                           BRITESMILE APPOINTS NEW CEO

WALNUT CREEK, CA -- BriteSmile, Inc.(NASDAQ: BSML), the leading international provider of state-of-the-art teeth whitening systems, today announced that it has appointed Gregg Coccari as Chief Executive Officer (CEO), effective January 9, 2005.

Mr. Coccari has more than 25 years of extensive leadership experience, demonstrating great strategic insight and results across a variety of key disciplines including consumer and business to business marketing, technology, sales, and development of international markets. Since 1988, Mr. Coccari worked with Roll International Corporation, a $1.2 billion diversified holding company, most recently as President and CEO of Teleflora, the world's largest floral wire service. Teleflora posted ten years of record sales and profits under Mr. Coccari's leadership.

"Gregg is uniquely qualified to lead BriteSmile. He is a proven leader and a highly successful CEO" said Tony Pilaro, Chairman of the Board. "The combination of his extensive marketing background, a demonstrated ability to deal through indirect distribution channels, knowledge of international markets, strategic insight into what consumers want, and great interpersonal skills will contribute greatly to growing BriteSmile's position in the teeth whitening market." "I am thrilled to be joining BriteSmile and am confident that 2005 will be a exciting year for the Company," said Coccari. "BriteSmile's treatment and products are unmatched in the teeth whitening market and the Company has a strong management team. Together, our efforts will focus on building new relationships with partner dentists, the opening of new BriteSmile Professional Teeth Whitening Spas in the U.S., continued international expansion, and the testing of new marketing and advertising strategies, all of which will bolster the Company's potential for growth."

In connection with Mr. Coccari's employment, BriteSmile has agreed to issue options to purchase up to 600,000 shares of BriteSmile common stock. The exercise price of the options is $6.30, which was the market price of the common stock on the date of grant. BriteSmile also agreed to issue 240,000 shares of restricted common stock to Mr. Coccari. The shares will vest over two years, with 80,000 shares vesting upon grant, and 80,000 additional shares vesting on each of the first and second anniversaries of the commencement of Mr. Coccari's employment, provided that he continues his employment with BriteSmile. Vesting of the options and the restricted common stock can accelerate under certain circumstances. Mr. Coccari will have limited registration rights for the sales of the restricted shares. LCO Investment Limited, the largest shareholder of BriteSmile, has agreed to tender for cancellation 240,000 shares of BriteSmile common stock in amounts equal to those granted to Mr. Coccari. As a result, the total number of shares of BriteSmile's common stock outstanding will not be affected by the grant of restricted stock to Mr. Coccari.


BriteSmile has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago and Woodfield, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2000 are located outside of the United States, in more than 75 countries. For more information about BriteSmile's procedure, call 1-800-BRITESMILE or visit the Company's Website at http://www.britesmile.com.

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